EXHIBIT 20.1

                               November 14, 2001



TO: All Limited Partners in the Geodyne Institutional/Pension Energy Income Limited Partnership P-8

RE:  Election to extend term of Partnership for additional two years


      As previously described to you, the limited partnership agreement, as amended (the "Agreement") for the above referenced Geodyne Institutional/Pension Energy Income Limited Partnership (the "Partnership") provides that the Partnership will automatically terminate and dissolve on February 28, 2002.

      The Agreement gives Geodyne Resources as General Partner an option to extend the term of the Partnership for up to five additional two year terms. Geodyne is hereby notifying you that it has elected to extend the above referenced Partnership's term for an additional two year period. Accordingly, Geodyne will file an amendment to the Partnership's Certificate of Limited Partnership extending the Partnership's term until February 28, 2004.

      If you have any questions concerning the Partnership's extension please contact Geodyne Investor Services at 918-583-1791 or 888-436-3963.

                                    Very truly yours,

                                    GEODYNE RESOURCES, INC.,
                                    General Partner

                                    //s// Dennis R. Neill

                                    Dennis R. Neill
                                    President